EMPLOYMENT AGREEMENT

This AGREEMENT reached this 5th day of November, 2009 by and between PREMIER POWER RENEWABLE ENERGY, INC., a Delaware corporation (hereinafter referred to as CORPORATION) and Frank Sansone (hereinafter referred to as  EXECUTIVE ).

WHEREAS CORPORATION is a corporation duly organized and existing under the laws of the State of Delaware, principally engaged in the business of solar power and renewable energy solutions.

WHEREAS EXECUTIVE is an individual who has vast experience in finance and executive management of public companies.

WHEREAS CORPORATION desires to retain the services of EXECUTIVE to act as its principal financial and accounting officer in the position of Chief Financial Officer (CFO) and EXECUTIVE desires to accept such retention of his services on the terms and conditions as are more fully set forth herein.

IN CONSIDERATION FOR THE MUTUAL PROMISES, COVENANTS AND CONDITIONS CONTAINED HEREIN IT IS AGREED AS FOLLOWS:

1.     EXECUTIVE EMPLOYMENT:  CORPORATION hereby retains the services of the EXECUTIVE as its Chief Financial Officer (hereafter CFO). In his capacity as CFO he shall be responsible for managing and overseeing the day to day financial operations of the CORPORATION as well as near and long term financial planning of the CORPORATION.  His duties shall include, but not be limited to the following:

a)
All financial oversight as CFO, acting and conducting day to day oversight and management of the financial operations and direction of the CORPORATION’S world wide financial activities, including but not limited to any and all necessary accounting functions, financial reporting, budgeting, and other financial activities that may require a “hands on approach” to complete in an accurate and timely fashion.

b)
Analyzing the financial budgetary structure of CORPORATION and proposing, overseeing and implementing budgetary changes and modifications related to all areas of financial operation including but not limited to cash flow management, collections, project budgeting, job costing and reporting in all areas of operation.

c)	Review of any and all contracts CORPORATION enters into and the implementation of any financial terms related to those contracts.

d)	Analysis, recommendation, design and implementation of a scalable domestic and international accounting system or systems as necessary to meet the current and future needs of the CORPORATION.

e)	Analysis and review of expansion, acquisition, merger and other related business opportunities.

f)
Assisting in the maintenance and obtaining of short and long term debt, equity or project financing and/or seeking potential strategic partners, merger candidates, and or acquiring entities as directed by the President and CEO.

g)
All human resource (HR) activities related to the CORPORATION’S operations, including but not limited to hiring, termination, compensation oversight and payroll as well as the establishment, implementation and refinement of all benefits programs, including any bonus and incentive stock or stock option programs as directed by the President and CEO.

h)
Full oversight and execution of any actions required for the necessary and timely preparation and filing of all CORPORATION financial reports, registration statements and any and all other filings requiring financial input necessary to comply with SEC regulations and NASDAQ exchange listing requirements necessary for the CORPORATION to remain in full compliance and in good standing as a “public company” and to qualify for a “full” NASDAQ listing.

i)	Oversight, coordination and management of any and all audits.

j)	The establishment of adequate internal controls.

k)	Establishing and maintaining Sarbanes Oxley (SOX) compliance including any SOX audit and controls implementation.

l)
Oversight and execution of the timely preparation and filing of all tax returns and other filings required by the IRS as well as federal, state and local authorities in all jurisdictions which CORPORATION operates necessary for the CORPORATION to be in good standing with all tax, government, trade unions and regulatory bodies at all times.

m)	Maintaining and developing relationships with upper management of CORPORATION’S major clients and suppliers for world wide operations in order to secure the most favorable terms.

n)
Presentation of the CORPORATION’S financial performance and any financial guidance the CORPORATION may choose to give third parties during investor and analyst conference calls, analyst meetings, in person and on the phone, as well as during “road shows” and at the industry events where the President and CEO requires the CFO to present on behalf of the CORPORATION.

o)	To travel and dedicate the time and effort at the location designated by the President and CEO, on a day to day basis, necessary to perform the duties detailed herein.

In pursuit of the foregoing responsibilities, EXECUTIVE shall report directly to the President and CEO.

EXECUTIVE shall dedicate his full and exclusive time to the herein employment to enable him to faithfully perform his duties hereunder; provided, however, EXECUTIVE may continue to serve on the board of directors of one public company other than CORPORATION at any given time if it is not in the solar industry or a competitor of CORPORATION. In connection herewith, EXECUTIVE shall be required to travel both statewide, nationally and internationally to perform his duties hereunder.  However it is expressly understood that the US Corporate Headquarters in El Dorado Hills, CA shall be his base office of operation.

CORPORATION will indemnify EXECUTIVE against any claims arising from his employment hereunder, unless a result of EXECUTIVE’S gross negligence or misconduct, pursuant to the standard indemnification policy as set forth by CORPORATION with respect to the other executive officers of the CORPORATION.

2.     TERM:  The term of the EXECUTIVE’s employment hereunder shall be four years and shall commence upon the signing of this Agreement, and shall terminate on the four year anniversary of the signing of this Agreement, subject to earlier termination under Section 5.

3.     COMPENSATION:  In consideration for the services being rendered herein, EXECUTIVE shall be entitled to and shall receive the following compensation:

a)	Annual compensation of One Hundred Eighty Thousand Dollars ($180,000.00) to be paid in 24 equal payments during each year.

b)	Employee will receive stock options granted under the CORPORATION’s 2008 Equity Incentive Plan as follows:

i.
For the full term of this Agreement, options to purchase an aggregate 250,000 shares of the common stock of CORPORATION (the OPTIONS), at the Strike Price defined below, vesting 25% per year upon the first, second, third, and fourth year anniversary of the grant date of such options while employed by the CORPORATION.

ii.
The OPTIONS will be issued at a “Strike Price” to be the same as the price of the CORPORATION’S common stock as of the end of the day’s trading as quoted on the primary exchange or quotation service the CORPORATION’S common stock is listed or quoted, on the day the OPTIONS were approved by the CORPORATION’S board of directors.

iii.
Notwithstanding the vesting time frames specified above, EXECUTIVE’S rights to receive the OPTIONS shall be accelerated in the event of a sale of over 50% of CORPORATION’S common stock to a single third party (“Triggering Event”) so that the portion of the OPTIONS that would have vested at the next annual anniversary of the OPTIONS’ grant date will vest in full on the date of the Triggering Event.

c)	Health insurance pursuant to CORPORATION’S standard policy.

d)	401K pursuant to CORPORATION’S standard policy.

e)	Reimbursement of reasonable expenses necessarily incurred by EXECUTIVE in the pursuit of his duties hereunder.

f)	14 days paid vacation per year, which will accrue at the beginning of each year.

g)
Reasonable travel and lodging costs associated with EXECUTIVE’S commute from his home in Southern California to CORPORATION’S US Corporate Headquarters in El Dorado Hills, CA for the first 12 months of employment hereunder, which are approved in advance by CORPORATION. EXECUTIVE will bear the costs associated with his relocation.

4.     NON-DISCLOSURE:  In pursuit of his job responsibilities, EXECUTIVE shall acquire financial, marketing and other proprietary information and data of CORPORATION.  To insure the continued confidential nature of this information,   EXECUTIVE shall execute a Non-Disclosure Agreement with the CORPORATION in connection with his employment with the CORPORATION.

5.     TERMINATION BY CORPORATION:  This Agreement may be terminated at any time by CORPORATION during the initial 90 day period with the giving of four days written notice.  In addition thereto, it may be terminated at any time, without notice “For Cause”.  For purposes of this Agreement “For Cause” shall be defined as the occurrence of any of the following acts of EXECUTIVE:

a)
Conducting or participating in any transaction or activity that is a violation of any governmental rule, regulation, ordinance, and/or law, (unless specifically instructed to do so by the CORPORATION’S Board of Directors).

b)	Conducting any activity or transaction that might be deemed a breach of the fiduciary relationship owed to CORPORATION by EXECUTIVE as a result of his employment hereunder.

c)	Any material breach of the terms and conditions of this Agreement or the terms and conditions of the Non-Disclosure Agreement.

d)	Any disability which prevents EXECUTIVE from fulfilling his duties hereunder for a period of 60 days over any twelve month or lesser period.

Notwithstanding the foregoing, this Agreement may be further terminated by CORPORATION at any time after the initial 90 days, without cause, in the event EXECUTIVE resigns or terminates this Agreement or in the event of a Triggering Event under which stock options vesting for a given year is accelerated. Should EXECUTIVE be terminated by CORPORATION after the initial 90 days without cause, a severance payment equal to six months of the base compensation listed in Section 3(a) above will be due to EXECUTIVE.

EXECUTIVE agrees not to enter into any business that competes directly with CORPORATION for a period of three years from the date of termination of this Agreement.

6.     MISCELLANEOUS PROVISIONS:

a)
The parties hereto agree to execute any and all documents necessary to effectuate the intent of this Agreement.  Furthermore, the parties hereto agree to comply with all statutory requirements with respects to the transfer of the instant shares, if any such stock option is exercised.

b)
This Agreement and the Non-Disclosure Agreement shall constitute the full and final agreement between the parties with respect to the subject matter of this Agreement. This Agreement and the Non-Disclosure Agreement shall supersede any prior or contemporaneous agreement, oral or written, between the parties.

c)
If any provision of this Agreement shall be found to be invalid or unenforceable in any respect, the remainder of the Agreement shall remain in full force and effect.  The Agreement shall be interpreted to provide a full and reasonable commercial interpretation.

d)	Any and all modifications to this Agreement must be undertaken in writing and signed by all parties.

e)
This Agreement shall be interpreted according to the laws of the State of California. If any suit or litigation is instituted it shall be brought in Sacramento, California. The prevailing party in any such litigation shall be entitled to their reasonable attorney’s fees and costs.

f)	All parties warrant that they possess the full authority and capacity to enter into this Agreement and bind their respective associates.

g)
This Agreement shall inure to the benefit or burden of any and all assigns, parents, and/or subsidiaries of CORPORATION and cannot be assigned, other than to any such entity in which CORPORATION holds at least a 50% interest therein, without the express written consent of the other party; save any merger or acquisition approved by the CORPORATIONS shareholders.

h)	This Agreement may not be assigned by EXECUTIVE and services contracted for herein are specific to EXECUTIVE and may not be delegated or assigned to any other person other than EXECUTIVE.

Agreed and Accepted:

PREMIER POWER RENEWABLE ENGERY, INC.

/s/ Dean Marks
__________________________________
Dean Marks
Chief Executive Officer

/s/ Frank Sansone
__________________________________
Frank Sansone
As an individual